Exhibit No. 23.2

Consent of Independent Auditors

We consent to the use in this Registration Statement of Greene County Bancshares, Inc. on Form S-4 of our report dated February 7, 2003 on the 2002 consolidated financial statements of Independent Bancshares Corporation, and of the report dated January 31, 2002 of Heathcott & Mullaly, P.C., who merged with Crowe Chizek and Company LLC effective April 1, 2002, on the 2001 consolidated financial statements of Independent Bancshares Corporation, and to the reference to us under the heading “Experts” in the prospectus.

Crowe Chizek and Company LLC

Brentwood, Tennessee
August 8, 2003